  As filed with the Securities and Exchange Commission on February 18, 1997

                                                      Registration No. 333-00039
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                      Post-Effective Amendment No. 1 to

                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                           FRUIT OF THE LOOM, INC.
           (Exact Name of Registrant as specified in its Charter)

           DELAWARE                                               36-3361804
     (State or other jurisdiction of                          (I.R.S. Employer
      incorporation or organization)                        Identification No.)


     5000 SEARS TOWER, 233 SOUTH WACKER DRIVE, CHICAGO, ILLINOIS  60606
         (Address of principal executive offices including zip code)

     FRUIT OF THE LOOM, INC. 1995 EXECUTIVE INCENTIVE COMPENSATION PLAN
       FRUIT OF THE LOOM, INC. 1995 NON-EMPLOYEE DIRECTORS' STOCK PLAN
                          (Full title of the plan)

                     HOWARD S. LANZNAR, GENERAL COUNSEL
                           FRUIT OF THE LOOM, INC.
                 5000 SEARS TOWER,  233 SOUTH WACKER DRIVE,
          CHICAGO, ILLINOIS  60606, (312) 876-1724 (Name, address,
          including zip code, and telephone number, including area
                         code, of agent for service)

                               WITH COPIES TO:
                           HERBERT S. WANDER, P.C.
                            KATTEN MUCHIN & ZAVIS
  525 WEST MONROE, SUITE 1600, CHICAGO, ILLINOIS 60661-3693, (312) 902-5200

         Approximate commencement date of the proposed sale to the public:
FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
         If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plan, please check the
following box:   [ ]
         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

                        CALCULATION OF REGISTRATION FEE

                                                                  Proposed Maximum          Proposed Maximum
         Title of Each Class of                Amount to be        Offering Price           Aggregate Offering        Amount of
      Securities to be Registered             Registered(1)         Per Share               Price(2)             Registration Fee(3)
------------------------------------------------------------------------------------------------------------------------------------
 Class A Common Stock                        4,900,000 shares     See Footnote 2 below     $120,010,270            $41,383
($.01 par value)  . . . . . . . . .



(1) Includes an indeterminate number of shares of Common Stock that may be issuable by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.
(2) The amounts are based upon the exercise of options for 60,000 Shares at the price of $23.250 per Share, the exercise of options for 469,933 Shares at the price of $25.750 per Share, the exercise of options for 1,383,333 Shares at the price of $26.125 per Share, and the average of the high and low sale prices reported on the New York Stock Exchange on December 27, 1995 with respect to the exercise of options for 2,986,734 Shares and are used solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933.
(3) Previously paid.


================================================================================

                                    PART I
                      INFORMATION REQUIRED IN PROSPECTUS
         The information called for in Part I of Form S-8 is currently included in the prospectuses for the Fruit of the Loom, Inc. 1995 Executive Incentive Compensation Plan and the Fruit of the Loom, Inc. 1995 Non-Employee Directors' Stock Plan and is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"). The purpose of this Post-Effective Amendment No. 1 to Form S-8 is to include this second prospectus (the "Reoffer Prospectus") to be used for reoffers and resales of the Company's Class A Common Stock acquired pursuant to the exercise of options by affiliates of the Company and has been prepared in accordance with the requirements of Form S-3, as required by the conditions specified in General Instruction C to Form S-8.

                            FRUIT OF THE LOOM, INC.


                    1,939,835 SHARES OF CLASS A COMMON STOCK

                                5000 SEARS TOWER
                             233 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 876-1724


         This Prospectus relates to up to 1,939,835 shares of Class A Common Stock ("Class A Common Stock" or the "Shares") of Fruit of the Loom, Inc. (the "Company"), which may be offered by the Selling Security Holders (as hereinafter defined) listed herein under the caption "Selling Security Holders." The Shares may be acquired upon the exercise of stock options granted to the Selling Security Holders. 710,775 of these options, which are scheduled to expire on December 18, 2004, 157,560 which are scheduled to expire on May 16, 2005 and 1,071,500 which are scheduled to expire on February 21, 2006, become exercisable with respect to 710,775 Shares on varying dates through December 18, 2000, with respect to 157,560 Shares on varying dates through May 16, 1998 and with respect to 1,071,500 Shares on varying dates through February 21, 1999, all as described under the caption "Selling Security Holders."


         The 1,939,835 Shares covered by this Prospectus may be offered by the Selling Security Holders from time to time in transactions on the New York Stock Exchange ("NYSE"), at prices and terms then obtainable, through negotiated transactions at negotiated prices, or through underwriters, broker-dealers or otherwise, however, there is no commitment to sell any of these Shares. The amount of Shares offered will be determined from time to time by the Selling Security Holders in their sole discretion. The Company will not receive any part of the proceeds of any sales. Any brokers' commissions, discounts, or other underwriters' compensation will be paid by the Selling Security Holders.

         The Selling Security Holders, and the broker-dealers through whom sales may be made, may, the Company not so conceding, be deemed to be underwriters under the Securities Act of 1933 (the "Securities Act"), and any commissions paid or any discounts or concessions allowed to such broker-dealers may be underwriting discounts and commissions under the Securities Act.

         The Company's Class A Common Stock is traded on the NYSE. On February 14, 1997, the closing price of the Class A Common Stock on the NYSE was $41.00 per Share.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
              THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February 17, 1997

                               TABLE OF CONTENTS


                                                                            PAGE

Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Selling Security Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

Description of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . 6

Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . . 8

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8



         No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made through its use shall imply that there has been no change in the affairs of the Company since the date hereof.


                            AVAILABLE INFORMATION
         The Company is subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the following regional offices at the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates by mail addressed to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports and other information concerning the Company can also be inspected. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that submit electronic filings to the Commission. The Company's Class A Common Stock is listed on the NYSE, and reports, proxy and information statements and other information concerning the Company may also be inspected at officers of the NYSE, 20 Broad Street, New York, New York 10005.

         The Company has filed a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act with the Commission with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied in the manner and at the sources described above.

                            SELLING SECURITY HOLDERS
         Each of the Selling Security Holders (each, a "Selling Security Holder") identified below are the holders of non-qualified stock options and performance shares granted by the Company, and this Prospectus covers the possible resale of the Shares issued or issuable upon the exercise of these options or awards.


WILLIAM FARLEY
         William Farley, Chairman of the Board, Chief Executive Officer and a director of the Company, was granted non-qualified stock options on December
18, 1994 to acquire a total of 546,750 Shares at $17.75 per Share. As of the date hereof, options to acquire one-third of these Shares are immediately exercisable. These non-qualified stock options vest with respect to an additional one-sixth of these Shares on each of December 18, 1997, 1998, 1999 and 2000. On May 16, 1995, Mr. Farley was granted non-qualified stock options to acquire a total of 88,880 Shares at $17.75 per Share. As of the date hereof, options to acquire one-third of these Shares are immediately exercisable. The non-qualified stock options vest with respect to an additional one-third of these Shares on each of May 16, 1997 and 1998. On February 21, 1996, Mr.
Farley was granted non-qualified stock options to acquire a total of 605,800 Shares at $25.875 per Share. The non-qualified stock options vest with respect to one-third of these Shares on each of February 21, 1997, 1998 and 1999. All of these Shares are covered by this Prospectus. On February 13, 1997, Mr. Farley directly and indirectly beneficially owned 258,250 Shares and 6,690,976 Shares of the Company's Class B Common Stock, $.01 par value (the "Class B Common Stock").



RICHARD C. LAPPIN
         Richard C. Lappin, Vice Chairman and a director of the Company, was granted non-qualified stock options on December 18, 1994 to acquire a total of 54,675 Shares at $17.75 per Share. As of the date hereof, options to acquire one-third of these Shares are immediately exercisable. These non-qualified stock options vest with respect to an additional one-sixth of these Shares on each of December 18, 1997, 1998, 1999 and 2000. On May 16, 1995, Mr. Lappin was granted non-qualified stock options to acquire a total of 33,128 Shares at $17.75 per Share. As of the date hereof, options to acquire one-third of these Shares are immediately exercisable. The non-qualified stock options vest with respect to an additional one-third of these Shares on each of May 16, 1997 and 1998. On February 21, 1996, Mr. Lappin was granted non-qualified stock options to acquire a total of 231,600 Shares at $25.875 per Share. The non-qualified stock options vest with respect to one-third of these Shares on each of February 21, 1997, 1998 and 1999. All of these Shares are covered by this Prospectus.
On February 13, 1997, Mr. Lappin beneficially owned 31,700 Shares.



LARRY K. SWITZER
         Larry K. Switzer, Senior Executive Vice President and Chief Financial Officer of the Company, was granted non-qualified stock options on December 18, 1994 to acquire a total of 72,900 Shares at $17.75 per Share. As of the date hereof, options to acquire one-third of these Shares are immediately exercisable. These non-qualified stock options vest with respect to and additional one-sixth of these Shares on each of December 18, 1997, 1998, 1999 and 2000. On May 16, 1995, Mr. Switzer was granted non-qualified stock options to acquire a total of 19,392 Shares at $17.75 per Share. As of the date hereof, options to acquire one-third of these Shares are immediately exercisable. The non-qualified stock options vest with respect to an additional one-third of these Shares on each of May 16, 1997 and 1998. On February 21, 1996, Mr. Switzer was granted non-qualified stock options to acquire a total of 134,000 Shares at $25.875 per Share. The non-qualified stock options vest with respect to one-third of these Shares on each of February 21, 1997, 1998 and 1999. All of these Shares are covered by this Prospectus. On February 13, 1997, Mr. Switzer beneficially owned no Shares.



G. WILLIAM NEWTON
         G. William Newton, Senior Vice President - Finance of the Company, was granted non-qualified stock options on December 18, 1994 to acquire a total of 18,225 Shares at $17.75 per Share. As of the date hereof, options to acquire one-third of these Shares are immediately exercisable. These non-qualified stock options vest with respect to an additional one-sixth of these Shares on each of December 18, 1997, 1998, 1999 and 2000. On May 16, 1995, Mr. Newton
was granted non-qualified stock options to acquire a total of 6,464 Shares at $17.75 per Share. As of the date hereof, options to acquire one-third of these Shares are immediately exercisable. The non-qualified stock options vest with respect to an additional one-third of these Shares on each of May 16, 1997 and 1998. On February 21, 1996, Mr. Newton was granted non-qualified stock options to acquire a total of 45,200 Shares at $25.875 per Share. The non-qualified stock options vest with respect to one-third of these Shares on each of February 21, 1997, 1998 and 1999. All of these Shares are covered by this Prospectus. On February 13, 1997, Mr. Newton beneficially owned no Shares.



BURGESS D. RIDGE
         Burgess Ridge, Vice President - Administration of the Company, was granted non-qualified stock options on December 18, 1994 to acquire a total of 18,225 Shares at $17.75 per Share. As of the date hereof, options to acquire one-third of these Shares are immediately exercisable. These non-qualified stock options vest with respect to an additional one-sixth of these Shares on each of December 18, 1997, 1998, 1999 and 2000. On May 16, 1995, Mr. Ridge was granted non-qualified stock options to acquire a total of 9,696 Shares at $17.75 per Share. As of the date hereof, options to acquire one-third of these Shares are immediately exercisable. The non-qualified stock options vest with respect to an additional one-third of these Shares on each of May 16, 1997 and 1998. On February 21, 1996, Mr. Ridge was granted non-qualified stock options to acquire a total of 54,900 Shares at $25.875 per Share. The non-qualified stock options vest with respect to one-third of these Shares on each of February 21, 1997, 1998 and 1999. All of these Shares are covered by this Prospectus. On February 13, 1997, Mr. Ridge beneficially owned no Shares.



         Upon Change in Control (as defined in the plan), termination of a participant's employment due to death, disability or approved retirement before age 65 or any retirement after age 65, all options outstanding shall immediately vest and shall be fully exercisable, provided that the options will not vest or be exercisable prior to one year after the original date of grant unless a Change in Control has occurred. Upon termination of employment of a participant other than for any reason set forth above, all options held by the participant which are not vested as of the effective date of termination shall be forfeited. In the case of termination at the request of the Company without cause and prior to a change in control, the participant may exercise any vested options for a period of two years following the termination of employment, and in the case of voluntary termination by the participant (other than due to retirement), the participant may exercise any vested options for a period of six months and one day following the termination of employment. However, the Compensation Committee of the Company's

Board of Directors, in its sole discretion, may immediately vest all or any portion of the options of a participant not vested as of such date upon written notice to the participant.

                             PLAN OF DISTRIBUTION
         The Company will receive no proceeds from this offering. The securities offered hereby may be sold by a Selling Security Holder acting as a principal for his own account through market transactions on the NYSE, in one or more negotiated transactions at negotiated prices, or otherwise. The sale of securities may be offered to or through underwriters, brokers or dealers, and such underwriters, brokers or dealers may receive compensation in the form of underwriting discounts, commissions or concessions from a Selling Security Holder and/or the purchasers of the securities for whom they act as agent. A Selling Security Holder and any underwriters, brokers or dealers that participate in the distribution of the securities may, the Company not so conceding, be deemed to be underwriters and any compensation received by them and any provided pursuant to the sale of the securities by them might be deemed to be underwriting discounts and commissions under the Securities Act. In order to comply with certain states' securities laws, if applicable, the securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.


                         DESCRIPTION OF COMMON STOCK
         The Company's authorized capital stock consists of 230 million shares of common stock, $.01 par value per share, divided into Class A and Class B, and 35 million shares of preferred stock, $.01 par value per share. The Company's Class A Common Stock is registered under the Exchange Act. The following is a summary of the provisions of the Company's Restated Certificate of Incorporation and is qualified in its entirety by reference thereto.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK
         The authorized common stock of the Company consists of (i) 200 million shares of Class A Common Stock, of which 69,937,600 were outstanding as of December 31, 1996 and (ii) 30 million shares of Class B Common Stock, of which 6,690,976 were outstanding as of December 31, 1996. All shares of common stock currently outstanding are fully paid and nonassessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

         Voting. Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to five votes per share. All actions submitted to a vote of stockholders are voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except for the election of directors and as otherwise set forth below or as provided by law. With respect to the election of directors, holders of the Class A Common Stock vote as a separate class and are entitled to elect 25% of the total number of directors constituting the entire Board of Directors (the "Class A Directors") and, if not a whole number, then the holders of the Class A Common Stock are entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors, so long as the number of outstanding shares of Class A Common Stock is at least 10% of the total number of outstanding shares of both classes of the common stock. If, at the record date for any stockholder meeting at which directors are elected, the number of outstanding shares of Class B Common Stock is less than 12.5% of the total number of outstanding shares of both classes of common stock, then the holders of Class A Common Stock would vote together with the holders of Class B Common Stock to elect the remaining directors to be elected at such meeting, with the holders of Class A Common Stock having one vote per share and the holders of Class B Common Stock having five votes per share. Holders of the Class B Common Stock also vote separately as a class on the issuance of additional shares of Class B Common Stock and on any amendment to the Restated Certificate of Incorporation which would adversely affect such holders.

         If, at the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Class B Common Stock is at least 12.5% of the total number of outstanding shares of both classes of common stock, then the holders of Class A Common Stock, voting as a separate class, would continue to elect a number of Class A Directors equal to 25% of the total number of directors constituting the whole Board of Directors, but holders of Class B Common Stock, voting as a separate class, would be entitled to elect the remaining directors.

         If, however, at the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Class A Common Stock is less than 10% of the total number of outstanding shares of both classes of common stock, the holders of Class A Common Stock and Class B Common Stock would vote together as a single class with respect to the election of directors. In that event, the holders of the Class A Common Stock would not have the right to elect 25% of the number of directors, but would have one vote per share for all directors and the holders of the Class B Common Stock would have five votes per share for all directors.

         Conversion. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time on the basis of one share of Class A Common Stock for each share of Class B Common Stock. If at any time any shares of Class B Common Stock are beneficially owned by any person other than Mr. Farley or any entity controlled by Mr. Farley, such shares shall automatically convert into an equal number of shares of Class A Common Stock.

         Dividends. Holders of Class A Common Stock are entitled to receive, on a cumulative basis, the first dollar per share of cash dividends if and when declared by the Board of Directors of the Company from funds legally available therefor. Thereafter, holders of Class A Common Stock and Class B Common Stock are entitled to receive cash dividends equally on a per share basis if and when such dividends are declared by the Board of Directors of the Company from funds legally available therefor. In the case of any dividend paid in stock, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock receive (payable in shares of Class B Common Stock).

         Liquidation. Holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets of the Company available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of liquidation.

         Other Terms. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

         In any merger, consolidation or business combination, the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other class of common stock, except that in any such transaction in which shares of capital stock are distributed, the dividend preference of the Class A Common Stock must be retained and such shares may differ as to voting rights only to the extent that voting rights now differ between Class A Common Stock and Class B Common Stock.

         Transfer Agent. The Company's Transfer Agent and Registrar for the Class A Common Stock is Chemical Bank.

PREFERRED STOCK
         The authorized preferred stock consists of 35 million shares. There are currently no shares of preferred stock outstanding. The preferred stock may be issued by resolution of the Company's Board of Directors from time to time without any action of the stockholders. Such resolution may authorize issuances in one or more classes or series of the preferred stock, and may fix and determine dividend and liquidation preferences, voting rights, conversion privileges, redemption terms, and other privileges and rights of the stockholders of each class or series so authorized.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
         The Company's Annual Report on Form 10-K for the year ended December 31, 1995 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, June 30, 1996 and September 30, 1996, which were previously filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in the document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Copies of all documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein) will be provided without charge to each person who receives a copy of this Prospectus upon written or oral request to the Company's principal executive offices at: Fruit of the Loom, Inc., 233 South Wacker Drive, 5000 Sears Tower, Chicago, Illinois 60606, Attention: Secretary (telephone: (312) 876-1724).

                                LEGAL MATTERS
         Certain legal matters with respect to the Class A Common Stock offered hereby have been passed upon for the Company by Katten Muchin & Zavis, a partnership including professional corporations, Chicago, Illinois.
                                   *   *   *

                                   PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
         The Company's Annual Report on Form 10-K for the year ended December 31, 1995, and the Company's Quarterly Report on From 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, which were previously filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are hereby incorporated in this Registration Statement by reference and shall be deemed to be a part hereof.

         The description of the Company's Class A Common Stock which is contained in Exhibit 3 in the Company's Form 10-Q for the quarter ended June 30, 1993 pursuant to Section 13 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof.

         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained therein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         The Company hereby undertakes to provide without charge to each person who has received a copy of the prospectus to which this Registration Statement relates, upon the written or oral request of any such person, a copy of any or all the documents that have been or may be incorporated by reference into this Registration Statement, other than exhibits to such documents (unless such exhibits are incorporated therein by reference).

ITEM 4.  DESCRIPTION OF SECURITIES.
         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including directors and officers, who are (or are threatened to be made) parties to any threatened, pending or completed legal action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of their being directors or officers of the Company. The indemnity may include expenses, attorneys' fees, judgments, fines and amounts paid in settlement, provided such sums were actually and reasonably incurred in connection with such action, suit or proceeding and provided the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, in the case of criminal proceedings, provided he had no reasonable cause to believe that his conduct was unlawful. The corporation may indemnify directors and officers in a derivative action (in which suit is brought by a stockholder on behalf of the corporation) under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged liable to the corporation. If the director or officer is successful on the merits or otherwise in defense of any actions referred to above, the corporation must indemnify him against the expenses and attorneys' fees he actually and reasonably incurred.

         Under a policy of insurance, the Company is entitled to be reimbursed for indemnity payments it is required or permitted to make to its directors or officers.

         Articles XII and XIII of the Company's Restated Certificate of Incorporation provide that the Company shall indemnify certain of its former and present directors and officers against certain liabilities and expenses incurred as a result of their duties as such.

         Reference is made to Section 7.8 of the Acquisition and Merger Agreement, dated April 10, 1985, among Farley/Northwest Acquisition Corporation, Farley Metals, Inc., Farley/Northwest Subsidiary Corporation and Northwest Industries, Inc. ("Northwest") filed as an Exhibit to the registration statement on Form S-4, Reg. No. 2-98435, of Farley/Northwest Acquisition Corporation which provides that, from and after the New Board Date (as therein defined), Northwest and any successor, including the Company, shall: (a) maintain Northwest's directors' and officers' insurance policy on the date thereof, or an equivalent policy with terms no less advantageous for all present and former officers and directors of Northwest than those in effect on the date thereof, for six years from and after the New Board Date to cover acts or omissions of directors and officers of Northwest occurring prior to or at the New Board Date and (b) maintain in effect any provisions of the By-laws and Certificate of the Company relating to the rights to indemnification of directors and officers of Northwest with respect to indemnification for acts and omissions prior to or at the New Board Date.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.
         Not Applicable.

ITEM 8.  EXHIBITS.

      EXHIBIT
      NUMBER             DESCRIPTION

        3.1* Restated Certificate of Incorporation of the Company and Certificate of Amendment of the Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993).

        3.2* By-laws of the Company (incorporated herein by reference to Exhibit 4(b) to the Company's Registration Statement on Form S-2, File No. 33-8303).

        4.1* Fruit of the Loom, Inc. 1995 Executive Incentive Compensation Plan (filed as Exhibit A to the Company's Proxy Statement for its Annual Meeting on May 14, 1996 (the "Proxy Statement")).

        4.2* Fruit of the Loom, Inc. 1995 Non-Employee Directors' Stock Plan (filed as Exhibit B to the Proxy Statement).

         5** Opinion of Katten Muchin & Zavis as to the legality of securities offered under the Fruit of the Loom, Inc. 1995 Executive Incentive Compensation Plan and the Fruit of the Loom, Inc. 1995 Non-Employee Directors' Stock Plan.

         23.1             Consent of Independent Auditors, Ernst & Young LLP.

         23.2** Consent of Counsel (contained in the Opinion of Katten Muchin & Zavis in Exhibit 5 hereto).

         24**             Power of Attorney.

-------------------------

*        Incorporated herein by reference.
**       Previously filed.

ITEM 9.  UNDERTAKINGS.
         1.      The Company hereby undertakes:

                 (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                          (i)     To include any prospectus required by
                 Section 10(a)(3) of the Securities Act;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in a periodic report filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                 (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company and subsidiary companies pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, and State of Illinois on this 17th day of February, 1997.


                                        FRUIT OF THE LOOM, INC.

                                        By:      /s/ LARRY K. SWITZER
                                                 ------------------------------
                                                  Larry K. Switzer
                                                  Executive Vice President and
                                                  Chief Financial Officer


         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on February 17, 1997.


               SIGNATURE                                 TITLE
                   *
-------------------------------         Chairman of the Board, Chief Executive
            William Farley              Officer and Director


                   *
-------------------------------         Executive Vice President and
          Larry K. Switzer              Chief Financial Officer
                                        (Principal Financial and Accounting
                                        Officer)


                   *
-------------------------------         Director
          John B. Holland


                   *
-------------------------------         Director
      Dennis S. Bookshester


                   *
-------------------------------         Director
           Lee W. Jennings


                   *
-------------------------------         Director
          Henry A. Johnson

                   *
------------------------------          Director
         Richard C. Lappin

                   *
------------------------------          Director
           A. Lorne Weil

                   *
------------------------------          Director

      Sir Brian G. Wolfson

                   *
------------------------------          Director
        Omar Z. Al Askari


 */s/ HOWARD S. LANZNAR
------------------------------
 By  Power of Attorney